Exhibit 99.1

FOR IMMEDIATE RELEASE

Unilife Corporation Announces Preliminary Financial Results for Third Quarter 2010

Lewisberry, PA (May 13, 2010) Unilife Corporation (“Unilife” or “Company”) (NASDAQ: UNIS; ASX: UNS) today announced preliminary financial results for the three and nine months ended March 31, 2010.

Recent Company Highlights:

•	Received FDA 510(k) market clearance for Unitract 1mL safety syringe assembly at the Lewisberry, PA manufacturing facility.
•	Expanded marketing and sales efforts into Indian and Asian markets
•
Appointed Stason Pharmaceuticals as exclusive partner for the regulatory approval and sale of Unitract™ 1mL syringes in Japan, Taiwan and China. Initial order for one million units, with additional minimum order commitments.

•
Unilife’s Vice President of Scientific and International Affairs, Dr. Gerald Verollet, former head of Medical Devices at the World Health Organization (WHO), relocated to India to co-ordinate business development activities.

•	Appointed Clinicare as exclusive Indian partner to support regulatory approval and market development activities for Unitract™ 1mL syringes.
•	The industrialization program for the Unifill™ syringe and the construction of the new manufacturing facility in York, Pennsylvania remain on track, with both scheduled for completion in late 2010.
•	Increased manufacturing of Unitract™ 1mL syringes to four shifts operating 24/7.
•	Mary Kate Wold, former Senior Vice President of Finance at Wyeth Pharmaceuticals, was appointed to Unilife’s Board of Directors.

Alan Shortall, Chief Executive Officer of Unilife Corporation, stated, “The past several months have been very exciting for Unilife as we have completed several major milestones that position us to effectively execute our go-to-market strategy and begin the process of becoming a global industry leader.

“The interest in our proprietary safety syringe portfolio continues to grow as we roll out our Unitract™ 1mL syringes, consistently deliver upon project milestones for the industrialization of the Unifill™ syringe, and meet construction deadlines for our new manufacturing facility in York, Pennsylvania. With this new state-of-the-art production facility and global headquarters expected to be completed towards the end of 2010, we anticipate being in a position to commence supply of the Unifill™ syringe to pharmaceutical customers from early 2011. As the only prefilled syringe on the market with automatic and fully integrated safety, the Unifill™ syringe offers pharmaceutical companies significant advantages over other currently available devices, with technology that is expected to disrupt the marketplace.

“We have now initiated our marketing and sales programs for the Unitract™ 1mL Insulin Syringes which received FDA 510(k) clearance in April 2010. We are continuing with the international rollout of our Unitract™ syringes with the signing of distribution agreements with Stason Pharmaceuticals for Japan, China and Taiwan and with Clinicare for India. We are in negotiations with a number of other healthcare and pharmaceutical companies for distribution agreements covering additional territories. In order to meet anticipated demand, we have increased production at our Lewisberry facility to four shifts operating 24 hours a day, seven days a week.

Unilife Corporation	A corporation with limited liability incorporated in Delaware, USA
633 Lowther Road, Lewisberry, PA 17339 T + 1 717 938 9323 F + 717 938 9364 E info@unilife.com W www.unilife.com

Mr. Shortall concluded, “We have also expanded our world class team by adding Mary Kate Wold to our Board of Directors. We expect Mary Kate to play an important role as we pursue our strategic, financial and operating goals. I am confident that she will be a tremendous asset to Unilife as we move forward with our business development activities and expand our international presence.”

Preliminary Financial Results for Three and Nine Months Ended March 31, 2010

Revenues for the three months ended March 31, 2010, were $2.4 million, compared to $4.1 million for the same period in 2009. The Company’s net loss for the three months ended March 31, 2010, was $12.1 million, or $0.23 per diluted share, as compared to a net loss of $0.3 million, or $0.01 per diluted share, for the same period in 2009. Adjusted net loss for the three months ended March 31, 2010, which excludes approximately $7.0 million in share-based compensation expense, depreciation and amortization, interest expense and certain non-recurring costs associated with the redomiciliation and Nasdaq listing was $5.1 million, or $0.10 per diluted share compared to adjusted net income of $0.5 million or $0.01 per diluted share for the same period in 2009.

Revenues for the nine months ended March 31, 2010, were $8.8 million, compared to $12.3 million for the same period in 2009. The Company’s net loss for the nine months ended March 31, 2010, was $20.0 million, or $0.45 per diluted share, as compared to a net loss of $2.7 million, or $0.08 per diluted share, for the same period in 2009. Adjusted net loss for the nine months ended March 31, 2010, which excludes approximately $11.3 million in share-based compensation expense, depreciation and amortization and certain non-recurring costs associated with the redomiciliation and Nasdaq listing was $8.8 million, or $0.20 per diluted share compared to adjusted net income of $0.9 million or $0.02 per share for the same period in 2009.

As of March 31, 2010, the Company’s cash, cash equivalents and short term investments were $34.0 million.

The financial data included in this press release is based on preliminary unaudited information and may be subject to change. The company expects to file its unaudited results for the three and nine months ended March 31, 2010 on Form 10-Q with the Securities and Exchange Commission on May 17, 2010.

Conference Call Information

Management has scheduled a conference call for 4:30 p.m. U.S. Eastern Daylight Time on May 13, 2010, to review the Company’s financial results, market trends and future outlook. The conference call and accompanying slide presentation will be broadcast over the Internet as a “live” listen only Webcast. An archive of the presentation and webcast will be available for 30 days after the call. To listen, please go to: http://ir.unilife.com/events.cfm

About Unilife Corporation

Unilife Corporation is a U.S.-based medical device company focused on the design, development, manufacture and supply of a proprietary range of retractable syringes. Primary target customers for Unilife products include pharmaceutical manufacturers, suppliers of medical equipment to healthcare facilities and patients who self-administer prescription medication. These patent-protected syringes incorporate automatic, operator-controlled needle retraction features which are fully integrated within the barrel, and are designed to protect those at risk of needlestick injuries and unsafe injection practices. Unilife is ISO 13485-certified and has FDA-registered medical device manufacturing facilities in Pennsylvania.

This press release contains forward-looking statements. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to our management. Our management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results, events and developments to differ materially from our historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, those described in “Item 1A. Risk Factors” and elsewhere in our registration statement on Form 10 and those described from time to time in other reports which we file with the Securities and Exchange Commission.

Non-GAAP Financial Measures

U.S. securities laws require that when we publish any non-GAAP financial measure, we disclose the reason for using the non-GAAP measure and provide a reconciliation to the most directly comparable GAAP measure. The presentation of adjusted net income (loss) and adjusted net income (loss) per share are non-GAAP measures. Adjusted net income (loss) represents net income (loss) calculated in accordance with U.S. GAAP as adjusted for the impact of share-based compensation expense, depreciation and amortization, interest expense and certain non-recurring costs associated with our redomiciliation and Nasdaq listing.

Management believes the presentation of adjusted net income (loss) and adjusted net income (loss) per share provides useful information because these measures enhance its own evaluation, as well as investor’s understanding, of the Company’s core operating and financial results. Non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. A reconciliation of net income (loss) to adjusted net income (loss) is included in the attached table.

General: UNIS-G

Investor Contacts (US):		Investor Contacts (Australia)
Todd Fromer / Garth Russell	Stuart Fine	Jeff Carter
KCSA Strategic Communications	Carpe DM Inc	Unilife Corporation
P: + 1 212-682-6300	P: + 1 908 469 1788	P: + 61 2 8346 6500

(Table Below)

UNILIFE CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Measure
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2010	2009	2010	2009
Net loss	$(12,064)	$(271)	$(20,043)	$(2,748)
Share-based compensation expense	5,994	377	6,765	2,675
Depreciation and amortization	390	303	1,727	655
Interest expense	30	48	91	279
Non-recurring costs associated with redomiciliation & US listing*	550	—	2,685	—

Adjusted net income (loss)	$(5,100)	$457	$(8,775)	$861

Adjusted net income (loss) per share – diluted	$(0.10)	$0.01	$(0.20)	$0.02

* Includes legal, consulting and other professional fees incurred in connection with the Company’s redomiciliation to the United States and Nasdaq listing.

# # #